Exhibit 5.1

May 30, 2019

Raytheon Company
870 Winter Street
Waltham, Massachusetts 02451

Re:	Raytheon Company Registration Statement on Form S-8
Filed on May 30, 2019

Ladies and Gentlemen:

We have acted as counsel to Raytheon Company, a Delaware corporation (the “Company”), in connection with its filing of a Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-168415) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof with respect to the 2010 Plan Shares (as defined below) authorized for issuance under the 2019 Stock Plan (as defined below).

On May 30, 2019 (the “Effective Date,”), Company shareholders approved the Raytheon 2019 Stock Plan (“2019 Stock Plan”). The total number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), authorized for issuance under the 2019 Stock Plan includes, in addition to 2,700,000 new shares (registered concurrently on a new registration statement on Form S-8): (i) up to a maximum of 5,973,643 shares of Common Stock that remained available for future grants under the Raytheon 2010 Stock Plan (“2010 Plan”) as of December 31, 2018, reduced by the number of shares of Common Stock subject to awards granted under the 2010 Plan on or after January 1, 2019 and prior to the Effective Date; and (ii) the number of undelivered shares of Common Stock subject to outstanding awards under the 2010 Plan that will become available for future awards as provided for under the 2019 Stock Plan. We refer to the shares described in (i) and (ii) as the “2010 Plan Shares.”

In connection with this opinion letter, we have examined the Post-Effective Amendment and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate”), (ii) the Amended and Restated By-Laws of the Company, as amended to date (the “Bylaws”), (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plans, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that any original issuance 2010 Plan Shares that may be issued pursuant to the 2019 Stock Plan have been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2019 Stock Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP